Pending Legal Proceedings

On October 17, 2013, Fred McClure filed a derivative lawsuit against RIM on behalf of ten funds: the
Russell Commodity Strategies Fund, Russell Emerging Markets Fund, Russell Global Equity Fund, Russell
Global Infrastructure Fund, Russell Global Opportunistic Credit Fund, Russell International Developed
Markets Fund, Russell Multi-Strategy Alternative Fund (liquidated July 2016), Russell Strategic Bond
Fund, Russell U.S. Small Cap Equity Fund and Russell Global Real Estate Securities Fund. The lawsuit, which was filed in the United States District Court for the District of Massachusetts, seeks recovery under Section 36(b) of the Investment Company Act, as amended, for the funds’ alleged payment of excessive investment management fees to RIM. On December 8, 2014, Fred McClure filed a second derivative lawsuit in the United States District Court for the District of Massachusetts. This second suit involves the same ten funds, and the allegations are similar, although the second suit adds a claim alleging that RIFuS charged the funds excessive administrative fees under Section 36(b). The plaintiff seeks on behalf of the funds recovery of the amount of the allegedly excessive compensation or payments received from these ten funds and earnings that would have accrued to plaintiff had that compensation not been paid or, alternatively, rescission of the contracts and restitution of all excessive fees paid, for a period commencing one year prior to the filing of the lawsuit through the date of the trial. RIM and RIFuS are defending the actions.

The Russell Strategic Bond Fund is one of several defendants in a bankruptcy adversary avoidance claim
[in a Consolidated Multidistrict Action styled In Re: Motors Liquidation Company, et al., Debtors, Motors
Liquidation Company Avoidance Action Trust, etc., v. JPMorgan Chase Bank, et al., United States District
Bankruptcy Court for the Southern District of New York. The claim relates to alleged improper payments to the Fund as a participating lender in a term loan provided to General Motors Company due to the
Fund’s security interests not being properly perfected. The Fund has filed answers denying liability and a crossclaim against the administrative agent for the term loan lenders seeking damages arising from the agent’s failure to properly perfect the security interests of the lenders.